EXHIBIT 1.2

chinadotcom Announces Notice of Sanctions from China Mobile Communications Corporation to Go2joy

Hong Kong August 20, 2004 chinadotcom corporation (NASDAQ: CHINA; website: www.corp.china.com), a leading integrated enterprise software and mobile applications company in China and internationally, today announced that Go2joy, one of chinadotcom’s mobile applications units, received notice from China Mobile Communications Corporation (“CMCC”) that CMCC was imposing sanctions upon Go2joy and 21 other mobile value added service providers in China.

Recently, CMCC notified 22 mobile value added service providers in China, including Go2joy, that it would be imposing sanctions and penalties for various violations of CMCC’s requirements. In connection with Go2joy, CMCC indicated that Go2joy: 1) in Shanxi province had inadvertently charged inactive users; 2) in Hunan province, as a result of an agreement to take on certain services of a content partner, had transferred certain users to its SMS platform without positive confirmation of the users or approval from CMCC; 3) in Shanxi and Henan provinces had sent inappropriately worded SMS promotional messages to users; and 4) had inadvertently continued to charge some cancelled accounts for SMS services.

The sanctions resulted in temporary suspension of Go2joy’s existing SMS services from August 10, 2004 until such time as Go2joy has established a satisfactory connection with the Mobile Information Service Center (“MISC”) platform, a centralized SP (Service Provider) services monitoring system operated by CMCC, and a satisfactory review of Go2joy’s remedial actions by CMCC. In addition, CMCC has suspended the approval of Go2joy’s application to operate on new platforms until the end of this year and suspended the approval of Go2joy’s application to offer new products and services on all existing platforms, such as SMS and IVR, until June 30, 2005. CMCC has indicated that it will consider lifting the sanctions on Go2joy as soon as practicable after a satisfactory connection to the MISC platform has been established and a satisfactory review of Go2joy’s remedial actions by CMCC. CMCC has also imposed fines of around RMB1.3 million, or approximately US$160,000. The sanctions imposed by CMCC will not affect Go2joy’s existing IVR services.

Rudy Chan, CEO of hongkong.com Corporation, an 81%-owned subsidiary of chinadotcom which operates chinadotcom’s mobile applications assets including Go2joy, commented, “We regret Go2joy’s past infractions. We will work assiduously with CMCC to stay in full compliance with market regulations going forward. We hope Go2joy will be able to resume its SMS services in Q4 this year.”

SMS revenue contributed by Go2joy represented less than 7% of chinadotcom’s total wireless applications revenue and around 1% of chinadotcom’s total revenue in Q2 2004.

(Exchange rate: US$1 = RMB8.3)

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About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,400 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website www.corp.china.com.

Forward Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on chinadotcom management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to chinadotcom as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect chinadotcom’s results of operations is detailed in its filings or submissions with the United States Securities and Exchange Commission, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004.

For further information, please contact:

Media Relations
Jane Cheng, Public Relations
Tel	:	(852) 2961 2750
Fax	:	(852) 2571 0410
e-mail	:	jane.cheng@hk.china.com

Investor Relations
Craig Celek, Vice President, Investor Relations
Tel:		1-212-661-2160
Fax:		1-973-591-9976
e-mail:		craig.celek@hk.china.com

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